UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 26, 2016

Cardiovascular Systems, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	000-52082	41-1698056
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1225 Old Highway 8 NW
St. Paul, Minnesota 55112-6416
(Address of Principal Executive Offices and Zip Code)
(651) 259-1600
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on March 31, 2016, Cardiovascular Systems, Inc. (the “Company”) and Robert J. Thatcher, the Company’s Chief Healthcare Policy Officer, agreed that Mr. Thatcher’s employment with the Company would end, effective May 25, 2016.

On May 26, 2016, the Company entered into a Separation Agreement with Mr. Thatcher that provides Mr. Thatcher with benefits consistent with the Company’s Amended and Restated Executive Officer Severance Plan (the “Severance Plan”), which include 18 months of salary continuation benefits in the gross amount of $516,438, a pro rata bonus under the Company’s fiscal year 2016 bonus plan, which will be calculated and paid following the close of fiscal year 2016, and payment from the Company for accrued but unused paid time off in accordance with Company policy. In lieu of COBRA premiums paid by the Company, Mr. Thatcher and his family members are eligible for early retiree medical benefits pursuant to the terms and conditions of the Company’s group health plan. Consistent with the Severance Plan, the vesting of 7,996 shares of Mr. Thatcher’s time-based restricted stock that would have otherwise vested within the 12 month period following May 25, 2016 will be accelerated, and up to 30,624 shares of Mr. Thatcher’s performance-based restricted stock that would have otherwise vested within the 12 month period following May 25, 2016 will vest, provided, and only to the extent, if any, that the performance criteria for such shares is met, as determined by the Company in or around August or September 2016. Additionally, Mr. Thatcher’s outstanding vested stock options will remain exercisable through the applicable award expiration dates. The Separation Agreement includes a release of claims by Mr. Thatcher and he will continue to be bound by the terms of any restrictive covenant agreements he has with the Company.

The foregoing summary of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending June 30, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: May 26, 2016

CARDIOVASCULAR SYSTEMS, INC.
By:	/s/ Laurence L. Betterley
Laurence L. Betterley Chief Financial Officer